Exhibit 10.64
April 6, 2009
Mr. Wayne Levin
Dear Mr. Levin:
     Reference is hereby made to that certain Amended and Restated Employment Agreement, dated December 15, 2008 (the “Employment Agreement”), between you and Lions Gate Films, Inc. (the “Company”). The purpose of this letter agreement is to amend the Employment Agreement as follows:
     1. The first two paragraphs of Section 1 of the Employment Agreement are hereby amended and restated to read in their entirety as follows:
     “1. The term of this Agreement will begin April 1, 2009 (the “Effective Date”) and end March 31, 2013, subject to early termination as provided in this Agreement (the “Term”). Employee’s title shall be General Counsel and Executive Vice President of Corporate Operations, and such other operational title as shall be agreed upon in good faith by Employee and the Chief Executive Officer of the Company. In Employee’s capacity as General Counsel, Employee shall report to the Chief Executive Officer; in Employees operational capacity, Employee shall report to the Chief Executive Officer or his designee, but no less than to the Chief Operating Officer. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by the Company.”
     2. Section 2(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
     ”(a) Base Salary. During the Term of this Agreement, the Company agrees to pay Employee base salary at an annual rate of $750,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices in effect. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.”
     3. The first sentence of Section 2(b)(v) of the Employment Agreement is hereby amended to provide that for purposes of the Employment Agreement, the term “Change of Control” shall have the same meaning as set forth in the employment agreement of Michael Burns with the Company as in effect on the date hereof, with the clarification that what was intended under clause (i) of such definition is that the term “person” shall include a combination of persons acting in concert and that an acquisition of securities contemplated by such clause (i) need not occur within the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate.
     4. Section 5 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
     “5. The Company shall request that the Compensation Committee (the “Committee”) of Lions Gate Entertainment Corp. (“Lions Gate”) authorize and grant Employee (1) an award of share appreciation rights with respect to 700,000 common shares of Lions Gate (the “SARs”), with 50% of the SARs to vest in four equal annual installments after the grant date (with the last installment to vest on March 29, 2013) and 50% of the SARs to vest over a four-year period (with the last installment to vest on March 29, 2013), subject to such performance-based vesting requirements as established by the Company’s Chief Executive Officer (in consultation with Employee) and approved by the Committee, and (2) an award of 400,000 restricted share units with respect to common shares of Lions Gate (the “Restricted Share Units”), with 50% of the Restricted Share Units to vest in four equal annual installments after the grant date (with the last installment to vest on March 29, 2013) and 50% of the Restricted Share Units to vest equally over a four-year period (with the last installment to vest on March 29, 2013), subject to such performance-based vesting requirements as established by the Company’s Chief Executive Officer (in consultation with Employee) and approved by the Committee. The performance-based SARs and Restricted Share Units shall vest on a sliding scale basis if the personal performance targets have not been fully met for a particular year. For purpose of example only, if seventy-five percent (75%) of the personal performance targets have been met for a particular year, seventy-five percent (75%) of the grant for that year would vest. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide that any or all of the performance-based SARs and Restricted Share Units scheduled to vest on any such vesting date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the Committee may, in its sole discretion, provide that any of the performance-based SARs and Restricted Share Units scheduled to vest on any such vesting Date that do not vest because the applicable performance targets are not met may vest on any future vesting date if the performance targets applicable to such vesting date are exceeded. The SARs and Restricted Share Units shall be granted under and subject to the terms of Lions Gate’s 2004 Performance Incentive Plan (the “Plan”) and the applicable award agreement. The award date (“Award Date”) shall be the date of the Committee meeting at which such grants are approved, with the per-share base price of the SARs to be the closing price of Lions Gate common shares on the Award Date. The SARs will be settled in cash and have a maximum term of five years. Employee acknowledges that such grants are subject to the approval of the Committee.
     If any employee’s stock options, SARs or shares that are issued under the Plan accelerate in vesting schedule as a result of a Change of Control, Employee’s previously granted and outstanding stock options, share appreciation rights and restricted share units (including any then-outstanding portion of the SARs and/or the Restricted Share Units) shall likewise accelerate in vesting schedule. If Employee is terminated without cause or a Change of Control occurs, all RSUs and SARs granted herein shall immediately vest.
     Employee represents and warrants that, during the Term, Employee shall hold at least 5,000 common shares of Lions Gate.”
     5. The penultimate sentence of Section 7(f) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
     “(v) For these purposes, if the Company is purchased by a larger entity, it shall not be considered a material diminution in responsibility if Employee is made either (i) General Counsel at that larger entity or (ii) the same operational title as agreed to by the Chief Executive Officer and Employee under this Agreement with the same reporting structure.”
     Except as expressly set forth above, this letter agreement does not modify any other terms of your Employment Agreement. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me. Please contact me at                      if you have any questions.

Sincerely,
/s/ Jon Feltheimer
Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ Wayne Levin

Wayne Levin

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